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                                                                    EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (5% Convertible Preferred Securities of Calpine Capital Trust III ("HIGH TIDES"), 5% Convertible Subordinated Debentures due August 1, 2030 of Calpine Corporation, the Common Stock of Calpine Corporation and the Guarantee of the HIGH TIDES issued by Calpine Corporation) of our report dated January 31, 2000 included in Calpine Corporation's Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this Registration Statement.


                                             /s/ ARTHUR ANDERSEN LLP
San Francisco, California
 September 25, 2000